Exhibit 5.1

YHN Acquisition I Limited Ritter House, Wickhams Cay II PO Box 3170, Road Town Tortola VG1110 British Virgin Islands	D +852 3656 6054/ +852 3656 6061
E: nathan.powell@ogier.com/ florence.chan@ogier.com

Reference: FYC/AGC/508475.00001

12 July 2024

Dear Sirs

YHN Acquisition I Limited (Company no: 2138495) (the Company)

We have acted as counsel as to British Virgin Islands law to the Company in connection with the Company's registration statement filed on Form S-1, including all amendments or supplements thereto, filed with the United States Securities Exchange Commission under the United States Securities Act of 1933 (the Securities Act), as amended (including its exhibits, the Registration Statement) related to the offering and sale of (the Offering):

(a)	6,000,000 units (each a Unit, and together, the Units), with each Unit consisting of (a) one ordinary share of the Company of no par value (the Ordinary Shares) and (b) one right which entitles its holder to receive one-tenth (1/10) of one Ordinary Share upon completion of the initial business combination (the Rights);

(b)	up to an additional 900,000 units (over and above the 6,000,000 units) (the Over-allotment Units, and together with the Units, the Public Units) which Lucid Capital Markets, LLC, the representative of the underwriters (the Underwriters), will have a 45-day option to purchase from the Company to cover over-allotments, if any; and

(c)	all Ordinary Shares and Rights issued as part of the Public Units and all Ordinary Shares that may be issued upon exercise of the Rights comprised in such Public Units (which constitute all of the Ordinary Shares or rights to acquire the same in the Company being registered pursuant to the Registration Statement).

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen's Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Justin Davis Florence Chan*	Lin Han† Cecilia Li** Rachel Huang** Joanne Collett** Richard Bennett**‡ James Bergstrom‡ Marcus Leese‡	* admitted in New Zealand † admitted in New York ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

All of the Public Units, including the Ordinary Shares and Rights comprised therein and the Ordinary Shares underlying the Rights included in such Units, are collectively referred to as the Securities.

This opinion is given in accordance with the terms of the legal matters section of the Registration Statement.

1	Documents examined

1.1	For the purposes of giving this opinion, we have examined copies of the following documents:

(a)	the Registration Statement;

(b)	the constitutional documents and public records of the Company obtained from the Registry of Corporate Affairs in the British Virgin Islands on 10 July 2024 (the Company Registry Record), which includes:

(i)	the certificate of incorporation of the Company dated 18 December 2023;

(ii)	the memorandum and articles of association of the Company adopted upon incorporation;

(iii)	the amended and restated memorandum and articles of association of the Company adopted by a resolution of member dated 14 March 2024 and filed with the Registry of Corporate Affairs in the British Virgin Islands on 14 March 2024;

(c)	the public information revealed from a search of the electronic records of the Civil Division and the Commercial Division of the Registry of the High Court and of the Court of Appeal (Virgin Islands) Register, each from 1 January 2000, as maintained on the Judicial Enforcement Management System (the High Court Database) by the Registry of the High Court of the Virgin Islands on 10 July 2024 (the Court Records, and the Company Registry Record together, the Public Records).

(d)	a certificate of incumbency dated 26 April 2024 issued by the Company's registered agent (the Registered Agent's Certificate);

(e)	a copy of the register of directors of the Company dated 25 March 2024;

(f)	a draft copy of the second amended and restated memorandum and articles of association of the Company to be adopted by the Company with effect on or prior to the effectiveness of the Registration Statement (the IPO Memorandum and Articles);

(g)	a certificate from a director of the Company dated 12 July 2024 as to certain matters of fact; and

(h)	written resolutions of the directors of the Company dated 12 July 2024 approving, inter alia, the Registration Statement (the Directors' Resolutions).

1.2	We have not made any enquiries or undertaken any searches concerning, and have not examined any other documents entered into by or affecting the Company or any other person, save for the examinations referred to in paragraph 1.1 above. In particular, but without limitation, we have not examined any documents referred to within the Registration Statement save as expressly referred to above and our opinion is limited accordingly.

2	Assumptions

This opinion is given only as to the circumstances existing on the date hereof and as to British Virgin Islands law in force on this date. We have relied on the Registered Agent's Certificate without further enquiry and upon the following assumptions, which we have not independently verified:

(a)	all parties to the Registration Statement (other than the Company) have the capacity, power and authority to exercise their rights and perform their obligations under such Registration Statement;

(b)	copies of documents or records provided to us are true copies of the originals which are authentic and complete;

(c)	the Company has complied with, or will comply with, its obligation to file (unless such Company is within one of the statutory exceptions to the obligation to file) a financial return (each an Annual Return) pursuant to Section 98A of the Business Companies Act, 2004 of the British Virgin Islands (the BCA) with its Registered Agent in respect of each year for which such a return is due within the timeframe prescribed by the BCA, and the Registered Agent has not made any notifications to the Company Registrar of any failure by the Company to file its Annual Return as required and within the time frame prescribed pursuant to Section 98A(4) of the BCA;

(d)	the Company is not a legal entity for the purposes of the Economic Substance (Companies and Limited Partnerships) Act, 2018 (the Substance Act), or, if the Company is such an entity and undertakes or proposes to undertake a relevant activity of a type described in the Substance Act, the Company has taken appropriate steps to comply with the economic substance requirements applicable to that activity;

(e)	all signatures and seals on all documents are genuine and authentic and in particular that any signatures on the documents we have reviewed are the true signatures of the persons authorised to execute the same; and

(f)	the information and documents disclosed by the searches of the Public Records was and is accurate, up-to-date and remains unchanged as at the date hereof and there is no information or document which has been delivered for registration by any party (other than the Company), or which is required by the laws of the British Virgin Islands to be delivered for registration by any party (other than the Company), which was not included and available for inspection in the Public Records.

3	Opinion

On the basis of the examinations and assumptions referred to above and subject to the qualifications expressed below, we are of the opinion that:

Corporate status

(a)	The Company was a company duly incorporated with limited liability under the BCA on 18 December 2023, and is validly existing and in good standing with the Registrar of Corporate Affairs of the British Virgin Islands (the Company Registrar) as at the date of the Certificate of Good Standing.

Shares

(b)	The Ordinary Shares included in the Public Units to be offered and issued by the Company as contemplated by the Registration Statement have been duly authorised for issue and when:

(i)	the IPO Memorandum and Articles have been duly adopted by the Company and registered by the Company Registrar prior to such issuance;

(ii)	the Ordinary Shares are issued by the Company against payment in full of the consideration therefor in accordance with the terms set out in the Registration Statement, the terms set out in the underwriting agreement referred to within the Registration Statement and the Company's then effective memorandum and articles of association; and

(iii)	such issuance of Ordinary Shares have been duly registered in the Company's register of members as fully paid shares,

will be validly issued, fully paid and non-assessable.

(c)	Any Ordinary Shares which are to be issued pursuant to the Rights, in each case when the Rights are exercisable under the terms of the rights agreement, as referred to within the Registration Statement, have been duly reserved and authorised for issue and, when:

(i)	the IPO Memorandum and Articles have been duly adopted by the Company and registered by the Company Registrar prior to such issuance;

(ii)	the Ordinary Shares are issued by the Company upon due exercise of the Rights in accordance with the terms of the rights agreement, as referred to in the Registration Statement and in accordance with the Company's then effective memorandum and articles association; and

(iii)	such issuance of Ordinary Shares have been duly registered in the Company's register of members as fully paid shares,

will be, subject to payment of the exercise price therefor under the terms of the Rights (as applicable), validly issued, fully paid and non-assessable.

No litigation revealed

(d)	Based solely on our review of the Court Records, no litigation was pending against the Company in the High Court of the British Virgin Islands.

(e)	Based solely on our review of the Public Records, no currently valid order or resolution for the winding-up of the Company and no current notice of appointment of a receiver in the British Virgin Islands over the Company, or any of its assets, appears on the records maintained by the Registry of Corporate Affairs in the British Virgin Islands or the High Court of the British Virgin Islands (in each case to the extent those records are revealed by the Public Records) in respect of the Company.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	in relation to the laws of any jurisdiction other than the British Virgin Islands (and we have not made any investigation into such laws);

(b)	in relation to any representation or warranty made or given by the Company in the Registration Statement; or

(c)	as to the commerciality of the transactions envisaged in the Registration Statement or, save as expressly stated in this opinion, whether the Registration Statement and the transaction envisaged therein achieve the commercial, tax, legal, regulatory or other aims of the parties to the Registration Statement.

4.2	Under the BCA an annual fee must be paid in respect of the Company to the Registry of Corporate Affairs in the British Virgin Islands. Failure to pay the annual fees by the relevant due date will render such Company liable to a penalty fee in addition to the amount of the outstanding fees. If the license fee and/or any penalty fee remains unpaid from the due date, such Company will be liable to be struck off and dissolved from the Register of Companies in the British Virgin Islands.

4.3	Under the BCA, a copy of the Company's register of directors which is complete must be filed by the Company at the Registry of Corporate Affairs. Failure to make this filing will render such Company liable to a penalty fee and if the filing is not made within the requisite time period or any penalty fee remains unpaid from the due date, such Company will be liable to be struck off and dissolved from the Register of Companies.

4.4	Under the BCA, an Annual Return, in the prescribed form, must be filed by the Company with its Registered Agent in respect of each year for which one is due within the timeframe prescribed by the BCA for that year (unless such Company is within one of the statutory exceptions to the obligation to file). Failure to make this filing when due will render such Company liable to a penalty fee and where such Company is liable to the maximum penalty and has not filed its annual return, the Company will be liable to be struck off and dissolved from the Register of Companies.

4.5	For the purposes of this opinion "in good standing" means only that as of the date of this opinion the Company Registrar has confirmed that she is satisfied that the Company (i) is on the Register of Companies; (ii) has paid all fees, annual fees and penalties due and payable; (iii) has filed with the Company Registrar a copy of its registers of directors which is complete; and (iv) has filed its Annual Return in accordance with the requirements pursuant to the BCA by issuing a Certificate of Good Standing in respect of such Company under Section 235 of the BCA, which we assume remains correct and accurate as at the date of this opinion. We have made no enquiries into the Company's good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the British Virgin Islands other than the BCA. We have made no enquiries into whether the annual return filed by the Company with its registered agent is in the prescribed form as required pursuant to the BCA.

4.6	We have not undertaken any enquiry and express no view as to the compliance of the Company with the Economic Substance (Companies and Limited Partnerships) Act 2018.

4.7	The Public Records and our searches thereof may not reveal the following:

(a)	in the case of the Company Registry Records, details of matters which have not been lodged for registration or have been lodged for registration but not actually registered at the time of our search or notifications made to the Company Registrar by the Company's registered agent of any failure by any Company to file its Annual Return as required and within the time frame prescribed by the BCA;

(b)	in the case of the Court Records, details of proceedings which have been filed but not actually entered in the High Court Database at the time of our search;

(c)	whether an application for the appointment of a liquidator or a receiver has been presented to the High Court of the British Virgin Islands or whether a liquidator or a receiver has been appointed out of court, or whether any out of court dissolution, reconstruction or reorganisation of the Company has been commenced; or

(d)	any originating process (including an application to appoint a liquidator) in respect of the Company in circumstances where the High Court of the British Virgin Islands has prior to the issuance of such process ordered that such process upon issuance be anonymised (whether on a temporary basis or otherwise), and the following points should also be noted:

(e)	the Court Records reflect the information accessible remotely on the High Court Database, we have not conducted a separate search of the underlying Civil Cause Book (the Civil Cause Book) or the Commercial Cause Book (the Commercial Cause Book) at the Registry of the High Court of the British Virgin Islands. Although the High Court Database should reflect the content of the Civil Cause Book and the Commercial Cause Book, neither the High Court Database nor the Civil Cause Book or Commercial Cause Book is updated every day, and for that reason neither facility can be relied upon to reveal whether or not a particular entity is a party to litigation in the British Virgin Islands;

(f)	the High Court Database is not updated if third parties or noticed parties are added to or removed from the proceedings after their commencement; and

(g)	while it is a requirement under Section 118 of the Insolvency Act 2003 that notice of the appointment of a receiver be registered with the Registry of Corporate Affairs, however, it should be noted that failure to file a notice of appointment of a receiver does not invalidate the receivership but gives rise to penalties on the part of the receiver.

5	Governing Law and Reliance

5.1	This opinion shall be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to the matters expressly stated herein. This opinion is confined to and given on the basis of the laws and practice in the British Virgin Islands at the date hereof.

5.2	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the legal matters and taxation sections of the Registration Statement. In the giving of our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

Ogier